Exhibit 3.18

FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TRITON COAL COMPANY, LLC

A DELAWARE LIMITED LIABILITY COMPANY

dated as of August 23, 2004

FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TRITON COAL COMPANY, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

              This Fourth Amended and Restated Limited Liability Company Agreement (this “Agreement”) is made and entered into as of the 23rd day of August, 2004, by Arch Coal, Inc., a Delaware corporation, together with any future member of the Company (the “Member”).

     1.     Name.

              The name of the limited liability company is Triton Coal Company, LLC, (the “Company”).

     2.     Maintenance.

              The Company will be maintained as a limited liability company under and pursuant to the Act and this Agreement. Except as provided in this Agreement, the administration of the Company shall be governed by the Act.

     3.     Purposes.

              The Company shall have all powers now or hereafter conferred or permitted by the laws of the State of Delaware on limited liability companies formed under the Act and, subject to the terms of this Agreement, may do any and all lawful acts or things that are necessary, appropriate, incidental or convenient for the furtherance and accomplishment of the purposes of the Company. Without limiting the generality of the foregoing, the Company may enter into, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions as may be necessary or appropriate to carry out its purposes.

     4.     Registered Office and Agent.

              The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

     5.     Principal Executive Office.

              The principal executive office of the Company shall be located at, and the Company’s business shall be conducted from, such place or places as the Members may designate from time to time. The initial principal executive office of the Company shall be located at One CityPlace Drive, Suite 300, St. Louis, Missouri 63141.

     6.     Member.

              The name, present mailing address and percentage interest of the Member (“membership interest”) is set forth on Schedule A. The membership interest created hereunder as set forth on Schedule A are securities as defined in Section 8-103(c) of the Uniform Commercial Code as adopted in Delaware. The business and affairs of the Company shall be managed by a Board of Directors selected, and subject to removal with or without cause, by the Member which shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company. The Board of Directors shall include those individuals listed on Schedule B attached hereto which schedule may be revised by the Member at any time or from time to time. The Directors will be deemed “Managers” within the meaning of the Act. Each Member and Director is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company (and any amendments and/or restatements thereof); provided that, except to the extent specifically referenced in this Agreement, no Member shall have the authority to bind or otherwise act for the Company. Except for the power to select and remove members of the Board of Directors, the Member shall have no power or authority with respect to the operations of the Company and shall only have the specific rights and privileges set forth herein or as provided by applicable law.

     7.     Board of Directors

              (a)     Meetings of the Board of Directors shall be held at the principal place of business of the Company or at any other place that a majority of the directors determines. In the alternative, meetings may be held by conference telephone, provided that each director can hear the others. The presence of a majority of the directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. The Board of Directors may also make decisions, without holding a meeting, by written consent of all of the directors. In connection with the management of the business and affairs of the Company, the Board of Directors and officers of the Company shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. The execution by one Director or by one officer, as applicable, or by one Member, as applicable, of any of the foregoing certificates (and any amendments and/or restatements thereof) shall be sufficient.

     8.     Officers.

              The Managers may, from time to time as they deem advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Managers decide otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. The initial officers are listed on Schedule C attached hereto which schedule may be revised by either the Member of Managers at any time or from time to time. Any delegation pursuant to this Section 9 may be revoked at any time by the Managers.

     9.     Limited Liability.

              Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

     10.     Capital Contributions.

              The Member is not required to make any additional capital contribution to the Company. However, a Member may make additional capital contributions to the Company at such times and in such amounts as determined by the Member.

     11.     Allocation of Profits and Losses.

              The Company’s profits and losses shall be allocated to the Member.

     12.     Distributions.

              Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interests in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

     13.     Other Business.

              The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

     14.     Exculpation and Indemnification.

              No Member, no Affiliate of a member, nor any Manager, Officer, employee or agent of the Company (“Indemnified Party”) shall be liable to the Company, or any other person or entity who has an interest in the Company, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Officer by this Agreement, unless such act or omission constituted bad faith, gross negligence, fraud or willful misconduct. To the full extent permitted by applicable law, an Indemnified Party shall be entitled to indemnification from the Company for any loss, damage or claim incurred by an Indemnified Party by reason of any act or omission performed or omitted by an Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on an Indemnified Party by this Agreement, unless such act or omission constituted bad faith, gross negligence, fraud or willful misconduct; provided, however, that any indemnity under this Section 16 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.

     15.     Assignments.

              A Member may assign in whole or in part its limited liability company interest with the written consent of all other Members. If a Member transfers all of its interest in the Company pursuant to this Section, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

     16.     Resignation.

              A Member may resign from the Company with the written consent of the Member. If a Member is permitted to resign pursuant to this Section, an additional member shall be admitted to the Company, subject to Section 17, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

     17.     Admission of Additional Members.

              One or more additional members of the Company may be admitted to the Company with the written consent of all of the Member.

     18.     Dissolution.

              a.     The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) the retirement, resignation or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company unless the business of the Company is continued in a manner permitted by the Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

              b.     The bankruptcy of the Member will not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

              c.     In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

     19.     Separability of Provisions.

              Each provision of this Agreement shall be considered separable and if for any reasons any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

     20.     Terms Generally.

              The definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Sections shall be deemed references to Sections of this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions of successor statutes or regulations).

     21.     Counterparts.

              This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

     22.     Entire Agreement.

              This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

     23.     Governing Law.

              This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

     24.     Amendments.

              This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

     IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the 23rd day of August, 2004.

THUNDER BASIN COAL COMPANY, L.L.C.
By:	/s/ Robert J. Messey
Robert J. Messey
Vice-President